CAMDEN NATIONAL CORPORATION
FOURTH AMENDED AND RESTATED
DEFINED CONTRIBUTION RETIREMENT PROGRAM
Effective March 28, 2025
This Camden National Corporation Fourth Amended and Restated Defined Contribution Retirement Program (the “Program”), effective as of March 28, 2025 is an amendment and restatement of the Camden National Corporation Third Amended and Restated Defined Contribution Retirement Plan, effective as of April 26. 2023. The Program is maintained for the benefit of a select group of management employees of the Company and its participating Subsidiaries, in order to provide such employees with certain deferred compensation benefits. The Program is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in Sections 201, 301, and 401 of ERISA and is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. This Program is a component program of the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”). Except as specifically provided herein, this Program shall be subject to and governed by all the terms and conditions of the 2022 Plan, including the powers of the Committee set forth in Section 2(b) of the 2022 Plan. Capitalized terms in this Program shall have the meaning specified in the 2022 Plan, unless a different meaning is specified herein.
SECTION 1: DEFINITIONS
These words and phrases shall have these meanings unless a different meaning is plainly required by the context:
1.1“Administrator” shall mean the Chief Human Resources Officer of the Company.
1.2“Beneficiary” shall mean the person or persons entitled to receive the balance credited to a Participant’s Account under the Program upon the death of the Participant, as provided in Section 5.2.
1.3“Bonus” shall mean the performance-based compensation paid to participants under the Executive Annual Incentive Program in the Program Year in which the Grant Date occurs or as otherwise determined by the Administrator.
1.4“Disability” shall have the same meaning as set forth in the Participant’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Disability” shall mean any mental or physical condition with respect to which the Participant qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling the Participant’s duties or responsibilities to the Company or a Subsidiary. If an amount credited to an Account is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the contrary, “Disability” or “Disabled” shall mean that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination of employment due to Disability has occurred.
1.5“Eligible Earnings” shall mean regular earnings paid to the Participant during the Program Year preceding the Grant Date, excluding incentive compensation and other benefits, as determined by the Administrator.
1.6“Employer” shall mean the Company and each participating Subsidiary. At such times and under such conditions as the Board may direct, one or more other Subsidiary may become a participating Subsidiary or a participating Subsidiary may be withdrawn from the Program.

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1.7“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
1.8“Participant” shall mean an Employee who has become a Participant in the Program pursuant to Section 2.1 and has not ceased to be a Participant pursuant to Section 2.2.
1.9“Participant’s Account” or “Account” shall mean, for any Participant, the separate account maintained on the books of the Company in order to reflect the Participant’s interest under the Program.
1.10“Program Year” shall mean the calendar year.
1.11“Termination of Employment” shall mean a reduction in the services provided by the Participant to the Employer to a level that is 20% or less than the level of services so provided for the 36 months immediately preceding such reduction.
1.12“Vested Amount” shall mean the portion of an Account equal to the Restricted Stock Units credited to such Account multiplied by the applicable vested percentage specified in the Participant’s vesting schedule.

SECTION 2: PARTICIPATION
2.1Participation. Participation in the Program by an Employee must be approved by the Committee and will begin as of January 1 of the Program Year following approval by the Committee. Notwithstanding the foregoing, the Committee shall not approve any further Employees for participation in the Program after March 17, 2025.
2.2Termination of Participation. An Employee who has become a Participant shall remain a Participant until the Participant’s entire Vested Amount is distributed or forfeited, as applicable.
SECTION 3: PARTICIPANT’S ACCOUNT
3.1At the direction of the Committee, there shall be established and maintained an Account on the books of the Company for each Participant.
3.2Annually, on March 15 (or the next business day following March 15), beginning during the first year of the Participant’s participation in the Program, the Committee will credit each Participant’s Account with an amount equal to ten percent (10%) of the sum of the Participant’s Eligible Earnings and Bonus. This date will be referenced as the Grant Date. A pro rata credit will be made with respect to a Participant’s first year of employment based on Eligible Earnings for the time that the employee is a Participant. Notwithstanding the foregoing, no further credits shall be made under the Program after March 17, 2025.
3.3Annual credits to a Participant’s Account, based on the amount in Section 3.2, shall be denominated in Restricted Stock Units (rounded down to the nearest whole share) based on the Fair Market Value of a share of Stock on the Grant Date.
3.4Each Participant shall be furnished with periodic statements of the Participant’s Account, at least annually, reflecting the status of the Participant’s interest in the Program.
SECTION 4: VESTING AND FORFEITURE

4.1Each Participant’s vesting schedule shall be determined by the Committee in its sole discretion. Each Participant will be furnished with a copy of such Participant’s vesting schedule, with each year’s vested percentage, following approval for participation by the Committee. Notwithstanding the foregoing, for any employee who was an active Participant as of January 30, 2018, vesting shall occur annually on the Grant Date (rounded to the nearest percent) over the period from the first day of participation until the Participant reaches age 65, at which time the Participant shall be one hundred percent (100%) vested, unless otherwise provided by the Committee in its sole discretion.

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4.2Anything to the contrary in this Program notwithstanding, the balance in the Account will be immediately forfeited, and all rights of the Participant and the Participant’s beneficiaries hereunder shall become null and void, if the Participant’s employment with the Company is terminated for Cause.
SECTION 5: DISTRIBUTIONS
5.1No distributions shall be made from the Account of a Participant until the Participant Terminates Employment with the Company, except as provided in Section 10 below. The Vested Amount will be reduced by the amount required to be withheld for income taxes, and the net Vested Amount will be distributed in shares of Stock. Amounts credited to Participants’ accounts prior to 2014 shall be distributed in one lump sum distribution within ninety (90) days of the Termination of Employment, except as provided in Section 5.5 below. For amounts credited to Participants’ accounts in 2014 and thereafter, a Participant may elect to have the amounts distributed in one lump sum distribution or in annual installments over 5, 10 or 15 years. Such election shall be irrevocably made no later than December 31, 2013, except that, with respect to the first year in which an individual becomes a Participant in this Program, that Participant shall make the Participant’s election, with respect to future compensation only, within thirty (30) days of becoming a Participant.
a.For a Participant who elects to receive distributions in annual installments as described in this Section 5.1, such installment payments shall commence following the Participant’s Termination of Employment, or such time as permitted under Section 5.4, on the earlier of January 15th or July 15th.
b.In the event the total amount remaining due under the installment payments described in this Section 5.1 becomes less than $50,000 for the year in which the next installment payment is due, the Company may, in its sole discretion, pay to the Participant the entire amount remaining due in a lump sum on or before the due date of the next installment payment. Notwithstanding the foregoing, for any employee who was an active Participant prior to April 26, 2022, in the event the total amount remaining due under the installment payments described in this Section 5.1 becomes less than the IRS limit under Section 402(g) of the Code for the year in which the next installment payment is due, the Company may, in its sole discretion, pay to the Participant the entire amount remaining due in a lump sum on or before the due date of the next installment payment.
5.2If the Participant terminates employment due to death or Disability, the Account will be one hundred percent (100%) vested regardless of the actual years of participation in the Program. The Participant may designate in writing a Beneficiary to receive any distribution which may become payable as the result of the Participant’s death. If no Beneficiary designation is in effect upon the Participant’s death, the Beneficiary shall be the Participant’s estate.
5.3Effect of a Change of Control. If there is a Change of Control, notwithstanding any other provision of this Program, the following shall occur:
a.If the Participant incurs a Termination of Employment either (i) by the Company without Cause, or (ii) by the Participant with Good Reason, in each case within two (2) years following a Change of Control, the Participant shall be one hundred percent (100%) vested in the Participant’s Account. Notwithstanding the foregoing, for amounts credited to a Participant’s Account prior to April 26, 2022, if such Participant incurs a Termination of Employment within three (3) months prior to such Change of Control, provided a definitive agreement with respect to such Change of Control has been entered into by the parties thereto as of the date of such Termination of Employment, such amounts shall vest effective as of such Termination of Employment.
b.The Change of Control itself shall not constitute a distributable event, except with respect to a special Program termination under Section 10.4.
5.4Distribution to Specified Employees. If a Participant under the Program qualifies as a “Specified Employee” as defined in Code Section 409A, and the stock of the Company or any affiliate is publicly traded, no distribution may be made hereunder until six (6) months after the Participant’s separation from service as defined under Code Section 409A (or, if earlier, the date of death of the Participant).

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5.5Notwithstanding any other provision in this Program to the contrary, no distributions may be made under this Program prior to the occurrence of a distribution event as defined in Code Section 409A(a)(2), except and to the extent that the Program may currently allow or hereafter be amended to allow an acceleration of payment under one of the applicable exceptions contained in Treasury Regulation Section 1.409A-3(j) (4).
SECTION 6: BENEFIT CLAIM AND APPEAL PROCEDURES
6.1Claim for Benefits. The following Claim and Appeal Procedures are intended to satisfy the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Program benefits and appeal denials of such claims. Any claim for benefits or other rights under the Program shall be made in writing to the Administrator. If such claim is wholly or partially denied by the Administrator, the Administrator shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:
a.The specific reason or reasons for the denial of the claim;
b.A reference to the relevant Program provisions upon which the denial is based;
c.A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and
d.An explanation of the Program’s claim review procedure.
6.2Requests for Review of a Denial of a Claim. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may within ninety (90) days file a written request to the Administrator requesting a review of the denial of the claim. Such review shall include a hearing if deemed necessary by the Administrator. In connection with the claimant’s appeal of the denial of the claimant’s claim, the claimant may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of the claimant’s position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.
6.3Decision upon Review of a Denial of a Claim. The Administrator shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant’s request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:
a.Include specific reasons for the decision;
b.Be written in a manner calculated to be understood by the claimant; and
c.Contain specific references to the relevant Program provisions upon which the decision is based.
The decision of the Administrator shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Program through or on behalf of the claimant.
6.4Mediation and Litigation of Disputes.
a.Mediation. If a claimant is not satisfied with the denial of the claimant’s claim under the review procedures of Section 6.3, the claimant and the Company may try to settle the claim in good faith through mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. The parties shall share equally the mediator’s costs and fees, and bear separately their own respective costs of mediation. All mediation shall be conducted at a mutually agreeable convenient location within the State of Maine. Mediation records shall not be admissible in any subsequent litigation and the positions of the parties taken in mediation shall not be binding or taken as any concession, representation or waiver, outside of the mediation process.

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b.Litigation. No litigation may be commenced by or on behalf of a claimant with respect to this Program until after the claim review and mediation process described in this Section 6 has been exhausted. Judicial review of Administrator action shall be limited to whether the Administrator acted in an arbitrary and capricious manner.
SECTION 7: FUNDING
7.1Unfunded Program. All amounts credited to a Participant’s Account under the Program shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in the Participant’s Account, including the Participant’s right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Although the Company may choose to invest a portion of its general assets for purposes of enabling it to make distributions under the Program, nothing contained in the Program shall give any Participant or Beneficiary any interest in or claim against any specific assets of the Company.
SECTION 8: MODIFICATION OR TERMINATION OF PROGRAM
8.1Right to Amend. The Program may be amended in whole or in part by a written instrument adopted by the Board or the Committee (or any other designee of the Board) at any time. Notice of any material amendment shall be given in writing to each Participant. No amendment shall retroactively decrease either the balance of a Participant’s Account or a Participant’s interest in the Participant’s Account as existing immediately prior to the later of the effective date or adoption date of such amendment. No amendment shall change the time or form of any payment due hereunder unless such change conforms to the requirements of Code Section 409A.
8.2Company’s Right to Terminate. The Company reserves the sole right to terminate the Program, in whole or in part, by action of its Board at any time. In the event of any such termination, each affected Participant shall maintain the Participant’s vesting percentage in the Participant’s Program Accounts determined as of the Program termination date, and shall be entitled to receive a distribution upon the occurrence of the first Code Section 409A distributable event thereafter. Consequently, the Account of each affected Participant shall be distributed in the manner provided in Section 5 to the extent such Program termination may be treated as a distributable event under Code Section 409A. Notwithstanding the foregoing, any distributions upon a Program termination hereunder shall be made in such time and manner, and subject to such other conditions (if any are applicable), as will comply with the termination rules under Treasury Regulation 1.409A-3(j)(4)(ix).
8.3Special Termination. Notwithstanding any other provisions of the Program to the contrary, the Program shall terminate if:
a.It is determined to the satisfaction of the Committee that the Program no longer qualifies as a “top hat” plan (that is, an unfunded deferred compensation plan designed solely to benefit a select group of management or highly compensated employees) so as to minimize ERISA regulation; or
b.A Change of Control occurs and any resulting successor to the Company does not assume the Program.
In such event, the Program shall terminate as of the date of such Committee determination or Change of Control, in which case the Account of each Participant that has not incurred a Termination of Employment prior to such Change of Control shall be one hundred percent (100%) vested immediately prior to such termination of the Program.
If the Program termination is due to a Change of Control that qualifies as a distributable event under Code Section 409A, then all Participants’ Accounts shall be distributed upon such Change of Control in accordance with Section 5 above as if the Participant had incurred a Termination of Employment on the date of such Change of Control.
For any other special Program termination under this Section 8.3, no further credits shall be made under the Program after the date of such Program termination, and distribution of each Participant’s Account shall be made as of the earliest possible distributable event applicable thereafter under Section 5, except with respect to any Participant whose Account is assumed by or transferred to another top hat plan established or maintained by the Company or any successor or affiliate of the Company.

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Notwithstanding the foregoing, any distributions upon a Program termination hereunder shall be made only at such time and in such manner, and subject to such other conditions (if any are applicable), as will comply with Code Section 409A and regulations thereunder.
SECTION 9: CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICIATION
9.1As a condition of this Agreement, the Participant hereby covenants and agrees that the Participant will abide by the terms of the separately executed Confidentiality, Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”). If the Participant breaches the Non-Competition Agreement in any way, any and all benefits and amounts due to the Participant under the terms of this Agreement shall be void and forfeited. Any benefits previously distributed to the Participant under this Agreement (“Prior Payments”) shall be subject to automatic recoupment, and the Participant shall immediately return Prior Payments to the Company.
SECTION 10: GENERAL PROVISIONS
10.1Inalienability. In no event may either a Participant, a former Participant or the Participant’s Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Program; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Program is not transferable pursuant to a domestic relations order.
10.2Rights and Duties. Neither the Employer nor the Committee shall be subject to any liability or duty under the Program except as expressly provided in the Program, or for any action taken, omitted or suffered in good faith.
10.3No Enlargement of Employment Rights. Neither the establishment or maintenance of the Program, nor any action of the Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an Employee nor, upon dismissal, any right or interest in any specific assets of the Employer other than as provided in the Program. The Employer expressly reserves the right to discharge any Employee at any time.
10.4Apportionment of Costs and Duties. All acts required of the Employer under the Program may be performed by the Company for itself and its Subsidiaries, and the costs of the Program may be equitably apportioned by the Committee among the Company and the other participating Subsidiaries. Whenever the Employer is permitted or required under the terms of the Program to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the Board.
10.5Applicable Law. The provisions of the Program with the laws of the State of Maine, to the extent not preempted by federal law.
10.6Severability. If any provision of the Program is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Program, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Program a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.
10.7Captions. The captions contained in, and the table of contents prefixed to, the Program are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Program, nor in any way shall affect the construction of any provision of the Program.
10.8Compliance with Code Section 409A. This Program constitutes a so-called non-qualified deferred compensation plan as defined in Code Section 409A and will be interpreted, administered and construed to comply with Code Section 409A, as provided in the 2022 Plan.
SECTION 11: EXECUTION
IN WITNESS WHEREOF, this Program, having been first duly adopted by the Board, is hereby executed below by a duly authorized officer of the Company on this date, to take effect as of March 28, 2025.

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CAMDEN NATIONAL CORPORATION

Dated: March 28, 2025 By:

SEEN AND AGREED TO:
____________________________________________________
Simon R. Griffiths
Date:

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